Exhibit 99.1

Allied Motion Reports Record Profits for the Third Quarter Ended September 30, 2010

DENVER--(BUSINESS WIRE)--November 4, 2010--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the quarter ended September 30, 2010 of $1,129,000 or $.14 per diluted share compared to net income of $279,000 or $.04 per diluted share for the quarter ended September 30, 2009. The net profit achieved in the quarter is the highest profit achieved in the history of the Company since the Company was restructured in 2002.

Revenues for the quarter increased 47% to $22,031,000 compared to $14,980,000 last year. Bookings for the quarter ended September 30, 2010 were $19,236,000, up 22.5% when compared to the $15,703,000 for the same quarter last year. This quarter includes the results from Agile Systems Inc., a subsidiary that was acquired on June 3, 2010 and continues to operate as Allied Motion Canada. Backlog at September 30, 2010 was $35,726,000, reflecting a 38% increase over the backlog at the same time last year and an increase of 70% from the backlog at the end of 2009.

During the nine months ended September 30, 2010, the Company achieved net income of $2,602,000 or $.33 per diluted share compared to a net loss of $12,566,000 or $1.67 per diluted share for the same nine months last year. Included in the current nine months results was a pretax gain of $685,000 ($436,000 after tax) for the final business interruption settlement with the insurance company for the October 2008 fire at Allied’s former encoder operation in Chatsworth, California, and $230,000 of non-recurring expenses related to integrating the encoder operation into Allied’s Emoteq operation in Tulsa, Oklahoma. The prior year’s nine months results included a pretax asset impairment charge of $15,986,000 ($11,105,000 after tax) and inventory adjustments of $600,000 ($417,000 after tax) primarily for the excess and obsolete inventories recorded in the second quarter of 2009. Excluding the business interruption settlement and the non-recurring expenses, the net income for the nine months this year was $2,310,000, and excluding the impairment charge and inventory adjustment, the net loss for the nine months last year was $1,044,000.

Revenues for the first nine months this year were $59,451,000 compared to $44,215,000 for the same period last year, or a 34.5% increase. Bookings for the first nine months this year were $73,155,000, up 59.6% when compared to the $45,843,000 for the same nine months last year.

“The record profits achieved in the third quarter represent the impact of an improving economy combined with the restructuring and process improvements we made through the utilization of Allied’s Systematic Tools during the downturn in late 2008 through 2009,” commented Dick Warzala, President and CEO of Allied Motion. “While third quarter orders represent a 22.5% improvement over the third quarter of 2009, they were down from the levels in the first half of 2010, which we fully expected, as many companies reacted earlier in the year to material shortages and extended lead times as a result of the economic pick-up. Our Backlog is strong and our new project activity reflects many new high value-added applications that utilize our expanding motion solutions capabilities. As we move forward, we will continue to emphasize solution sales to improve gross margins and provide our customers with Motion Solutions That Raise the Bar. Our strong balance sheet and cash flow also provides us with the opportunity to fund our growth prospects, which bodes well for the company in the future.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 4, 2010 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009	2010	2009
Revenues	$22,031	$14,980	$59,451	$44,215
Cost of products sold	15,474	11,225	42,943	35,324
Gross margin	6,557	3,755	16,508	8,891
Operating expenses and other	4,755	3,343	12,571	27,110
Income (loss) before income taxes	1,802	412	3,937	(18,219)
(Provision for) benefit from income taxes	(673)	(133)	(1,335)	5,653

Net income (loss)	$1,129	$279	$2,602	$(12,566)
PER SHARE AMOUNTS:
Diluted income (loss) per share	$0.14	$0.04	$0.33	$(1.67)
Diluted weighted average common shares	7,987	7,590	7,913	7,505

	September 30,	December 31,
CONDENSED BALANCE SHEETS	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$7,066	$4,470
Trade receivables, net	11,250	7,743
Inventories, net	9,429	7,578
Other current assets	1,651	1,367
Total Current Assets	29,396	21,158
Property, plant and equipment, net	6,499	6,584
Deferred income taxes and other	5,200	5,649
Intangible assets, net	872	1,362
Total Assets	$41,967	$34,753
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$--	$600
Accounts payable and other current liabilities	11,569	6,537
Total Current Liabilities	11,569	7,137
Other long-term liabilities	2,439	2,594
Total Liabilities	14,008	9,731
Stockholders’ Investment	27,959	25,022
Total Liabilities and Stockholders’ Investment	$41,967	$34,753

	For the Nine Months Ended
	September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,602	$(12,566)
Depreciation and amortization	1,400	2,381
Changes in working capital balances and other	(30)	11,120
Net cash provided by operating activities	3,972	935

Cash flows from investing activities:
Purchase of property and equipment	(855)	(726)
Cash paid for acquisition, net of cash acquired	(76)	--
Net cash used in investing activities	(931)	(726)

Net cash used in financing activities	(332)	(1,770)
Effect of foreign exchange rate changes on cash	(113)	115
Net increase (decrease) in cash and cash equivalents	2,596	(1,446)
Cash and cash equivalents at beginning of period	4,470	4,196
Cash and cash equivalents at September 30	$7,066	$2,750

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520